UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 22, 2009

Date of Report: (Date of earliest event reported)

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-9761	36-2151613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On January 22, 2009, Arthur J. Gallagher & Co. (“Gallagher”) entered into a definitive agreement to acquire all of the policy renewal rights from Liberty Mutual’s middle-market commercial property/casualty business located in their Midwest and Southeast regions. As part of the agreement, Gallagher expects to hire approximately 75 Liberty Mutual producers in these regions.

Gallagher is also acquiring substantially all of the policy renewal rights and hiring the national producer group from Wausau Signature Agency, Liberty Mutual’s commercial property/casualty and employee benefits insurance agency headquartered in Wausau, Wisconsin.

When completed, it is expected that the transaction will add approximately 120 new insurance sales professionals to Gallagher’s retail commercial property/casualty brokerage operation.

The definitive agreement includes an initial payment in cash and stock of approximately $44 million and additional payments in cash or stock (at Gallagher’s election) that is based on revenues generated in the two year period beginning twelve months after closing. The maximum amount of the additional payments is $120 million. This agreement is also subject to customary closing conditions including regulatory approval under the Hart Scott Rodino Antitrust Improvements Act of 1976. The transaction is expected to close on or about March 1, 2009.

Item 9.01.	Financial Statements and Exhibits

99	Press release, dated January 22, 2009, issued by Arthur J. Gallagher & Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: January 23, 2009	/s/ Walter D. Bay
Walter D. Bay Vice President, General Counsel and Secretary (duly authorized officer)

Arthur J. Gallagher & Co.

Current Report On Form 8-K

Exhibit Index

Exhibit No.	Description
99	Press release, dated January 22, 2009, issued by Arthur J. Gallagher & Co.